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                                                                   EXHIBIT 10.11

October 20, 1999                                                  [Company Logo]



Eric B. Stang
2090 Barbara Drive
Palo Alto, CA 94303

Dear Eric:

It gives me great pleasure to confirm our offer of employment for you to join Lexar Media, Inc., (Lexar) in the position of Chief Operating Officer (COO).
You will be reporting directly to me and your base compensation will be $200,000.00 annually which will be paid on a bi-weekly basis, in accordance, and subject to, the Company's normal payroll procedures.

In this capacity you will be responsible for and oversee the day-to-day operation of the following functions: Product Marketing, Worldwide Sales, Manufacturing, Engineering and Quality. The Chief Financial Officer, the Chief Technology Officer, the General Counsel & Director of Business Development, and Corporate Communications will continue to report directly to me.

As a Lexar employee, you will be eligible to participate in all current employee benefit and incentive programs including those described below.

1. STOCK: We will recommend to the Board of Directors that you will be granted a stock option entitling you to purchase, with a promissory note, 800,000 shares of stock. The granted shares will be vested through four years, with 25% vesting on your first anniversary (from your date of hire), and 1/36th of the remaining shares vesting each subsequent month of your employment thereafter. This option, as a formality, is subject to board approval, and a detailed description of the vesting schedule will be furnished to you upon approval and issuance. All of your granted shares shall vest upon a merger or acquisition of Lexar, a "Corporate Transaction" as such term is defined under Lexar's Stock Option Plan.

2. BONUS PLAN: You will be eligible to participate in Lexar's MBO based incentive plan. This plan will give you the potential of earning additional income based on mutually agreed MBOs. Specific details of the plan will be defined by the Compensation Committee shortly after you become on board with Lexar Media.

3. VACATION: Your vacation benefits will begin at 3.70 hours every two weeks. This equals to 12 days of vacation in the first three years.

4. MEDICAL, SAVINGS PLAN AND MISCELLANEOUS: Medical, dental, long-term disability, life and vision insurance, are included in the benefit package that Lexar offers. In addition to your basis health care benefits, Lexar also offers a Flexible Plan and makes a contribution of 2% of your base compensation to the Flex Plan for your benefit. The 2% contribution is used to offset the costs of your benefit choices, including group health plans. Please refer to the Benefits Summary for eligibility information. Furthermore, Lexar has established a 401K plan in which you will be eligible to participate on your date of hire.

5. As Lexar's relationship with employees are at-will, either you or Lexar may terminate the employment relationship at any time for any reason, with or without notice. However, in the event if Lexar terminates your employment other than for cause, you will be entitled to receive up to six (6) months of your annual compensation, in the form of continuing bi-weekly payments, or until you commence new full-time employment, whichever comes first.

For this purpose, "cause" shall include your death and any of the following, as determined in good faith by Lexar's Board of Directors: disability rendering you unable effectively and substantially to perform
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Eric B. Stang
10/20/99
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your duties hereunder for any consecutive period of 90 calendar days, or your commission upon Lexar of a material theft, embezzlement or fraudulent misuse of funds.

In the event of a dispute arising under or related to this agreement, including any termination of your employment under this agreement, you or Lexar may initiate for arbitration under the arbitration administration of the American Arbitration Association ("AAA"). Any Arbitration hearing will be held in the vicinity of the Lexar location where you last performed services and will be held in accordance with the Employee Dispute Resolution rules of the AAA, within 60 calendar days of such filing or as may be extended upon the consent of the parties or their counsel. The arbitration shall be binding on both parties and may be entered as a judgment in any court of competent jurisdiction. Each party shall bear its own costs of arbitration including attorneys fees, unless you prevail in whole or in part, in which case Lexar will pay your costs of arbitration including reasonable attorney fees, pro-rated to extent you prevail, and such shall be part of the award in the arbitration.

This offer letter, and the "Employment Agreement, & Employment Nondisclosure Invention Assignment Agreement" constitute the entire and exclusive agreement, between Lexar and you, concerning your employment with Lexar, and it may not be modified, altered or amended, either expressly or implied, unless in writing signed by you, and approved by President of Board of Directors at Lexar.

For purposes of federal immigration law, you will be required to provide Lexar with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or our employment relationship with you may be terminated.

6. BOARD SEAT: In your position as COO, you will be granted a seat on Lexar's Board of Directors provided that the required approvals are obtained from Lexar's Directors and shareholders.

Please indicate your acceptance of this offer, by returning one copy of this letter with your signature, and a start date, at your earliest convenience.

This offer will remain open until Tuesday, October 26, 1999. We look forward to your acceptance of our offer and having you join the Lexar Media Team.

Sincerely,

/s/ John Reimer

John Reimer
President and CEO

I accept the terms of this offer and will report to work on:   11/8/99
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/s/ Eric B. Stang                                              10/25/99
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Eric B. Stang                                                Date: